UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2009

Celsion Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-14242	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10220-L Old Columbia Road, Columbia, Maryland		21046-2364
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code: (410) 290-5390

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.135-4(c))

EXPLANATORY NOTE

This Current Report on Form 8-K/A amends the Current Report on Form 8-K filed by Celsion Corporation on February 19, 2009 solely to correct the description of the initial term of the new employment agreement contained therein.

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory  Arrangements of Certain Officers.

On February 18, 2009, Celsion Corporation (the “Company”) and Michael H. Tardugno,  President and Chief Executive Officer of the Company, entered into a new employment agreement (the “Agreement”), effective March 1, 2009 (the “Effective Date”), which supercedes Mr. Tardugno’s previous employment agreement with the Company.  Subject to earlier termination pursuant to the terms of the Agreement, the initial term of the Agreement shall end on January 1, 2013 with automatic one (1) year renewals thereafter, unless either party provides a notice of non-renewal.  The following summary of the terms of the Agreement is qualified in its entirety by the actual terms and conditions of the Agreement, a copy of which is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on February 19, 2009 and is incorporated herein by reference.

Pursuant to the Agreement, Mr. Tardugno will receive an initial annual base salary of $360,500, subject to annual adjustment by the Board of Directors of the Company (the “Board”) or its Compensation Committee (the “Base Salary”). Mr. Tardugno is also eligible for an annual performance bonus from the Company, pursuant to the Company’s management incentive bonus program, or policy or practice of the Board or its Compensation Committee, in effect from time to time. The amount of such bonus will be determined by the Board or its Compensation Committee in its sole and absolute discretion and will not exceed 70% of the then-current Base Salary except pursuant to a specific finding by the Board or its Compensation Committee that a higher percentage is appropriate.  In addition, the Company agreed to grant to Mr. Tardugno, at the time of its usual annual grant to employees, annual stock options to purchase shares of the Company’s common stock as the Board or its Compensation Committee shall determine.

In the event, (A) that the Company terminates the Agreement other than for “cause” (as defined in the Agreement) or (B) Mr. Tardugno terminates the Agreement upon the occurrence of (i) a material adverse change in his duties or authority; (ii) a situation in which he is no longer at least one of the President or the Chief Executive Officer of the Company; (iii) a bankruptcy filing or similar action by or against the Company; or (iv) another material breach of the Agreement by the Company (each, a “Triggering Event”), Mr. Tardugno will be entitled to receive a severance payment equal to his base annual salary at the time of termination (the “Reference Amount”), payable in accordance with the Company’s normal payroll practices and may exercise any vested options within one (1) year of his termination date, after which time any unexercised options shall be forfeited.

In the event of termination of his employment upon a Triggering Event within two years following a “change in control” (as defined in the Agreement), or, if within such two-year period (i) there is a material adverse change in his compensation or benefits, or (ii) any successor to the Company does not assume the Company’s obligation under the Agreement, and he terminates his employment, Mr. Tardugno is entitled to a lump sum severance payment equal to the Reference Amount, and any previously unvested options granted to Mr. Tardugno and covered by the Agreement shall immediately vest and become and remain fully exercisable through their original terms and otherwise in accordance with their respective original terms. The Agreement also provides that such severance is payable following a change in control if Mr. Tardugno elects to terminate his employment for any reason or no reason commencing with the sixth and ending with the twelfth month following the change in control.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1

Employment Agreement, effective March 1, 2009, between the Company and Michael H. Tardugno.  (Incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on February 19, 2009).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSION CORPORATION

Date: February 20, 2009	By:	/s/ Sean F. Moran
Sean F. Moran Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1

Employment Agreement, effective March 1, 2009, between the Company and Michael H. Tardugno.  (Incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on February 19, 2009).